UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2008

Pinnacle Foods Finance LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-148297

Delaware	20-8720036
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 Old Bloomfield Avenue

Mt. Lakes, New Jersey 07046

(Address of principal executive offices, including zip code)

(973) 541-6620

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 15, 2008, it was reported that Lehman Brothers Holdings Inc. (“Lehman”) filed for protection under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court in the Southern District of New York.

Pinnacle Foods Finance LLC (“PFF” or the “Company”) has an aggregate revolving credit facility commitment of $125.0 million with a consortium of banks, including Lehman Commercial Paper Inc. (“LCPI”), a subsidiary of Lehman. As of September 15, 2008, LCPI’s total commitment within this existing credit facility was $15.0 million. The Company also currently has $10.3 million of outstanding letters of credit under the revolving credit facility, none of which were issued by LCPI.

On September 19, 2008, the Company attempted to borrow $75.0 million under the revolving facility, however, LCPI failed to fund its pro-rata commitment of $9.0 million. Each of the remaining banks within the revolving credit facility did fund their pro-rata commitment, resulting in $66.0 million of net funds received by the Company.

The Company has no assurances that LCPI will participate in any future funding requests under the revolving credit facility. While the Company is exploring options to replace Lehman’s commitment within the facility, we cannot guarantee that the Company will be able to obtain such replacement loan commitments from other banks. However, the Company believes that it has sufficient liquidity to conduct its normal operations and does not believe that the potential reduction in available capacity under this revolving credit facility will have a material impact on its short-term or long-term liquidity.

In addition, LCPI is the administrative agent under the senior secured credit facility, including the revolving credit facility commitment. At this time, the Company is assessing the potential impact of the Lehman bankruptcy and related events on LCPI’s ability to perform the administrative agency function in the future. We are exploring a potential transition of these duties to a new administrative agent.

The Company is also counterparty with Lehman Brothers Special Financing (“LBSF”), a subsidiary of Lehman, on an Interest Rate Swap, an Interest Rate Collar, Natural Gas Swaps and Foreign Currency Options (collectively, the “Derivatives”). Lehman is a credit support provider for these Derivatives obligations of LBSF. We believe that the Lehman bankruptcy filing constitutes an event of default with respect to the Derivatives, and the Company is carefully considering its legal rights under the governing contracts, including potentially terminating the Derivatives with LBSF.

The Company continues to closely monitor the Lehman bankruptcy situation and will weigh all legal rights appropriately to protect its interests under its contractual relationships. In the event that these Derivative obligations are terminated and the Company is obligated to make any payments in respect thereof, the Company believes that it will be able to satisfy these obligations with cash from operations, borrowing under the revolving credit facility, or by entering into new derivative transactions.

Statements made in this report that are not historical fact and reflect the current view of the Company about future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond the registrant’s control, including, but not limited to: general economic and business conditions, industry trends, changes in the registrant’s leverage, interest rate changes, changes in the registrant’s ownership structure, competition, the loss of any of the registrant’s major customers or suppliers, changes in demand for the registrant’s products, changes in distribution channels or competitive conditions in the markets where the registrant operates, costs of integrating acquisitions, loss of the registrant’s intellectual property rights, fluctuations in price and supply of raw materials, seasonality, the registrant’s reliance on co-packers to meet the registrant’s manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause the registrant’s actual results to differ materially from the forward-looking statements.

The Company disclaims any intent or obligation to update “forward looking statements” made in this report to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Pinnacle Foods Finance LLC

By:	/s/ Craig Steeneck
Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Date: September 25, 2008